EXHIBIT 21.1

SUBSIDIARIES

OF

REGENT TECHNOLOGIES, INC.,

Entity	Jurisdiction of Incorporation or Organization	% Ownership

Regent Natural Resources Co.	Texas	100%
Regent SPV LLC	Texas	100%